Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-286740) and S-3 (No. 333-291595 and 333-288778) of our report dated April 15, 2026, with respect to the consolidated financial statements of Hyperscale Data, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

April 15, 2026